Exhibit 99.1

Contacts:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

NEWS RELEASE

 Endocyte Announces Promising Preclinical Data for Application of SMDC Technology in CAR T Cell Therapy in Late-Breaking Abstract at American Association for Cancer Research (AACR) Annual Meeting 2016

•	Poster demonstrates novel approach to a universal T cell overcoming key challenges of current chimeric antigen receptor (CAR) technologies/therapies

•	Potentially meaningful application of SMDC platform in immuno-oncology

WEST LAFAYETTE, Ind., April 19, 2016 — Endocyte, Inc. (NASDAQ Global Market: ECYT), a leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy, today announced in a late-breaking poster session the presentation of new research from investigators and faculty at the Purdue University Center for Drug Discovery on the application of Endocyte’s SMDC technology in a chimeric antigen receptor (CAR) therapy setting (Poster #LB-254 – A Universal Remedy for CAR T cell limitations) at the American Association for Cancer Research (AACR) Annual Meeting 2016 in New Orleans.

"This technology and these data reflect a potentially significant advance in overcoming several challenges specific to CAR therapies as well as the powerful versatility of Endocyte’s SMDC platform,” said Ron Ellis, president and CEO at Endocyte. “This is still in the early stages of research, and we look forward to our continued collaboration with Phil Low and his lab at the Purdue Drug Discovery Center to further explore the potential of this CAR therapeutic approach as we look to build our SMDC platform in immuno-oncology.”

The presentation discusses a novel approach that makes possible the engineering of a single universal CAR T cell, which binds with extraordinarily high affinity to a benign molecule designated as FITC. These cells are then used to treat various cancer types when co-administered with bispecific SMDC adaptor molecules. These unique bispecific adaptors are constructed with a FITC molecule and a tumor-homing molecule to precisely bridge the universal CAR T cell with the cancer cells, which causes localized T cell activation. Data in this poster show that anti-tumor activity in mice is induced only when both the universal CAR T cells plus the correct antigen-specific adaptor molecules are present. Findings also show that anti-tumor activity and toxicity can be sensitively controlled by adjusting the dosing of the administered adaptor molecule. Furthermore, treatment of antigenically heterogeneous tumors can be achieved by administration of a mixture of the desired antigen-specific adaptors. Thus, several challenges of current CAR T cell therapies, such as i) the inability to control the rate of cytokine release and tumor lysis, ii) the absence of an “off switch” that can terminate cytotoxic activity when tumor eradication is complete, and iii) a requirement to generate a different CAR T cell for each unique tumor antigen, may be solved or mitigated using this novel universal CAR T cell approach.

“Through our strong, ongoing collaboration with Endocyte, we are optimistic that this exciting approach might advance the enormous potential of CAR T cell therapies to benefit patients in truly meaningful ways,” said Phil Low, Ph.D., professor of chemistry and director of the Center for Drug Discovery at Purdue University. Dr. Low is the chief scientific officer, a board member and founder of Endocyte.

Endocyte and Purdue University have an exclusive agreement to research, develop and commercialize SMDC therapeutics and companion imaging agents for the treatment of disease through a long-standing partnership with Dr. Low and Purdue University. Endocyte holds the global rights to the CAR and SMDC adaptors for all indications. Additionally, Endocyte and Purdue University jointly own this technology, which is covered by both allowed and pending patent applications.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy in cancer and other serious diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company's SMDCs actively target receptors that are expressed or over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly potent drugs into these cells. The companion imaging agents are designed to identify patients whose disease expresses the molecular target of the therapy and who therefore may be more likely to benefit from treatment. For more information, visit http://www.endocyte.com.

Endocyte Forward-Looking Statement

Certain of the statements made in this press release are forward looking, such as those relating to the company's future development plans including those relating to the completion of preclinical development in preparation for possible future clinical trials. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that early stage preclinical data may not be indicative of subsequent data when expanded to additional preclinical models or to subsequent clinical data, and evolving competitive activity and intellectual property landscape may impair the company’s ability to capture value for the technology. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company's periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.